SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                          of 1934 (Amendment No. ____)


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    (as permitted by Rule 14a-6(e)(2))
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[ ] Soliciting  Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                          HEALTH RISK MANAGEMENT, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


                                 SECOND REQUEST
                        YOUR VOTE IS VERY IMPORTANT TO US

April 12, 1999

Dear Health Risk Management Shareholder:

We have previously sent you our proxy materials for the Annual Meeting of Shareholders of Health Risk Management, Inc., to be held at 1:00 p.m., CDT, on April 21, 1999.

If you have already sent in your Voting Instruction Form and wish to change any of your votes after reading the information in this letter, you may do so by re-submitting your Voting Instruction Form, with a current date. Or you may follow the instructions on the Voting Instruction Form for voting via the Internet or for voting via the listed toll-free number. We would encourage your use of the Internet or toll-free number.

If you have not sent in your Voting Instruction Form, please review the enclosed voting instructions and the information in this letter regarding four very important proposals. Also, please be advised that your shares cannot be voted on these proposals unless you give your specific voting instructions. We encourage you to please date, sign and return your enclosed Voting Instruction Form promptly in the enclosed return envelope -- or follow the instructions on the enclosed Voting Instruction Form for voting via the Internet or voting via the listed toll-free number. We would encourage your use of the Internet or toll-free number.

As you make your voting decision, I would ask you to consider the following information which I hope will clear up any misunderstandings you might have; some degree of misunderstanding has been made evident to me in several phone calls I have received lately. The HRM Board of Directors recommends that you vote for all four proposals. Of special importance are Proposals 2 and 3 related to the Amended and Restated 1992 Long-Term Incentive Plan and the Employee Stock Purchase Plan.

We believe passage of these Proposals is key to HRM's ability to sustain the momentum recently evidenced in its pre-announcement of third quarter earnings of $.22 per share.

1. HRM is entering a period that can bring rapid growth. HRM needs the ability to recruit -- and retain -- top, entrepreneurial managers who want to accumulate wealth over a long-term time horizon. The ability to offer options is key to the success of our efforts to attract this type of individual in a very competitive market. If options are not available, incentives would likely have to come in the form of cash through increased salaries or cash bonus plans, which reduce earnings, earnings per share and share price.

2. The Amended and Restated 1992 Long-Term Incentive Plan options align the incentives of key employees and senior management with those of shareholders; i.e., long-term, sustained profits. The Long-Term Incentive Plan forces key employees and senior management to minimize their salary-related drain on current cash flows in favor of achieving long-term wealth as a result of their effort and on-the-job results. Long-Term Incentive Plan options cannot be turned around quickly for a "fast buck." Options pay off when the Company achieves long-term stock price appreciation. They are not tied to short-term cash flow improvements.

3. If the proposed 400,000 share increase in the Long-Term Incentive Plan reserve is approved, these shares will not be issued and enter the market this fiscal year. Rather, it is more likely to take at least approximately 5 to 10 years for options covering these to be exercised and have these shares enter the market. There will not be an immediate 400,000 share increase in outstanding HRM stock if Proposal 2 is approved.

4. The Compensation Committee of the Board issues Long-Term Incentive Plan options only once or twice per year at the then market price. The Committee is not issuing all options at today's lower price. The Committee sets conditions to be met before the options can be exercised. Conditions (incentives) include, for example, the stock price that must be achieved prior to exercising the option and the number of years the option has to be held before exercising.

5. Options under the existing Long-Term Incentive Plan have been granted to 109 key employees at all levels as well as to non-employee directors. Of the total options outstanding, 45 percent have been granted to key employees who are not in senior management nor are directors.

6. The Employee Stock Purchase Plan in Proposal 3 is for all employees and asks for a reserve of only 60,000 shares for a plan phase, representing roughly 1.3% of HRM's outstanding shares. This is a short-term, as well as a long-term, incentive plan to encourage lower-level employee "ownership' in their company and thus productivity in their jobs. Between 50% and 60% of all public companies with workforces of HRM's size offer an employee stock purchase plan. Such plans are often viewed by outside shareholders as "added insurance" that the company is properly incenting all employees to achieve positive results that in turn benefit all shareholders.

We appreciate your continuing interest in HRM. Thank you for voting. If you have any questions, please call HRM's Investor Relations, 612/829-3551.

Sincerely,

Gary T. McIlroy, M.D.
Chairman and CEO
Enclosures.

NOTE:Forward looking statements in this letter reflected as expectations, plans, prospects or future estimates are subject to the risks and the uncertainties present in the Company's business and the competitive health care marketplace where clients and vendors commonly experience mergers or acquisitions, use of estimates for incurred but not yet reported claims included in medical services payable, use of estimates of bonus accruals included in accounts receivable, reconciliations, volume fluctuations, provider relations and contracting, participant enrollment fluctuations, changes in member mix or utilization levels, fixed price contracts, contract disputes, contract modifications, contract renewals and non-renewals, regulatory issues and requirements, various business reasons for delaying contract closings, and the operational challenges of matching case volume with optimum staffing, having fully trained staff, having computer and telephonic supported operations, and managing turnover of key employees and outsourced services to performance standards. While occurrences of these risks, and others periodically detailed in the Company's SEC reports, cannot be predicted exactly, such occurrences can be expected to have an impact on HRM's anticipated level of revenue growth or profitability.

HEALTH RISK MANAGEMENT, INC.
for 1999 Annual Meeting of Shareholders
to be held April 21, 1999
                                                                          PROXY


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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints GARY T. McILROY, M.D. and THOMAS P. CLARK, and each of them, with full power of substitution, his or her proxies to represent and vote, as designated below, all shares of Health Risk Management, Inc. registered in the name of the undersigned, at the Company's 1999 Annual Meeting of Shareholders and at any adjournment thereof, and the undersigned hereby revokes all proxies previously given with respect to the Annual Meeting.










                               Please detach here
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
1.  ELECTION OF CLASS A DIRECTORS:  Nominees:  Gary L. Damkoehler     [  ]  FOR all nominees       [  ]  WITHHOLD AUTHORITY
    and Raymond G. Schultze, M.D.                                           listed at left (except       to vote for all nominees
                                                                            those whose names            listed at left.
                                                                            have been written in
                                                                            the box below).

(To withhold authority to vote for any individual  nominee, write that nominee's    [                                        ]
name  in the box provided to the right.)                                            [                                        ]

2.  AMENDED AND RESTATED 1992 LONG-TERM INCENTIVE PLAN.  Approve 400,000        [  ]  FOR    [  ]  AGAINST     [  ]  ABSTAIN
    share increase in number of shares reserved for Plan.

3.  STOCK PURCHASE PLAN.  Approve 1999 Employee Stock Purchase Plan.            [  ]  FOR    [  ]  AGAINST     [  ]  ABSTAIN

4.  INDEPENDENT AUDITORS.  Ratification of selection of Ernst & Young LLP as    [  ]  FOR    [  ]  AGAINST     [  ]  ABSTAIN
    the Company's independent auditors for the 1999 fiscal year.

In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN FOR ANY OF PROPOSALS #1 THROUGH #4, WILL BE VOTED FOR SUCH PROPOSAL.

                                    Dated:______________________________, 1999


                                    __________________________________________
                                    (PLEASE DATE AND SIGN name(s) exactly as shown on your stock certificate. Executors, administrators, trustees, guardians, etc., should indicate capacity when signing. For stock held in Joint Tenancy, each joint owner should sign).